Exhibit 10.4
THIRD AMENDMENT TO CONTRACT FOR SALE
AND PURCHASE OF REAL PROPERTY
THIS THIRD AMENDMENT TO CONTRACT FOR SALE AND PURCHASE OF REAL PROPERTY (this “Third Amendment” or “Amendment”) is made and entered into as of the 22nd day of July, 2020, by and between DART INDUSTRIES, INC., a Delaware corporation, DEERFIELD LAND CORPORATION, a Delaware corporation, TUPPERWARE U.S., INC., a Delaware corporation (collectively, “Seller”), and O’CONNOR MANAGEMENT LLC, a Delaware limited liability company (“Purchaser”).
WITNESSETH:
WHEREAS, Seller and Purchaser entered into that certain Contract for Sale and Purchase of Real Property dated as of May 11, 2020, relating to the purchase and sale of certain real property located in Osceola County, Florida and legally described on Exhibit “A” purportedly attached thereto and certain real property located in Orange County, Florida and legally described on Exhibit “B” purportedly attached thereto (collectively the “Original Agreement”), as modified and amended by that certain First Amendment to Contract for Sale and Purchase of Real Property dated as of June 10, 2020 (the “First Amendment”), and that certain Second Amendment to Contract for Sale and Purchase of Real Property dated as of July 15, 2020 (the “Second Amendment”; the Original Agreement, as amended by the First Amendment and the Second Amendment, shall be referred to herein as the “Agreement”);
WHEREAS, the Original Agreement provides in Section 30 thereof that if any of the Trailside South Contract, the Lot 4 Contract, or the Replat 32 Contract close prior to the Closing (as defined in the Original Agreement), then the purchase price paid at such closing(s) shall be credited against the Purchase Price;
WHEREAS, the Seller and Purchaser have agreed to divide the Closing into three (3) phases, with each phase consisting of the following portions of the Land:

(i)	Phase I will include the sale of the Tupperware HQ Complex (“Phase I”);

(ii)
Phase II will include the sale of Replat 31 [described as Parcels 4 and 4A on Exhibit “A” attached to that certain American Land Title Association Commitment issued by Fidelity National Title Insurance Company with respect to the Property bearing Order Number 8364315 having a date of May 4, 2020 at 5:00 pm (the “Existing Commitment”)], Replat 32 (described as Parcel 5 on Exhibit “A” attached to the Existing Commitment), the Land which is the subject of the Trailside South Contract, Replat 29 (described as Parcel 3 and Parcel 28 on Exhibit “A” attached to the Existing Commitment) and Lots 1, 4 and 6 of Replat 33 (such Replat 33 being described as Parcels 6 and 6A on Exhibit “A” attached to the Existing Commitment) (“Phase II”); and

(iii)
Phase III will include the sale of the Additional Land, the Orange County Land, the portion of Replat 33 (described as Parcels 6 and 6A on Exhibit “A” attached to the Existing Commitment) not included in Phase II, and all remaining Osceola County Land included within the Land legally described on Exhibit “A” to the Original Agreement that is not included within Phase I or Phase II (“Phase III”); and

WHEREAS, this Third Amendment amends the Agreement which was entered into for the purpose of implementing and amending various terms of the deal structure set forth in that certain Letter of Intent dated April 10, 2020, by and between O’Connor Capital Partners, LLC, as buyer, and Tupperware Group, as seller for the sale of real property and the leaseback of the Tupperware Global Headquarters Complex (the “Initial LOI”) which Initial LOI superseded that certain Development Pipeline Agreement between O’Connor Capital Partners, LLC and Deerfield Land Corporation with respect to the sale and development of the transit-oriented development portion of the Property (“DPA”), and which DPA itself implemented and amended the terms of that certain Letter of Intent dated July 16, 2018 as amended by that certain Addendum to Letter of Intent dated June 20, 2019 (collectively, the “DPA LOI” and together with the Initial LOI, the “LOI”); and
WHEREAS, Purchaser and Seller agree to amend the terms of the Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the parties, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged and agreed by each of the parties, Seller and Purchaser do hereby covenant and agree as follows:
1.Recitals. Seller and Purchaser do hereby mutually represent and warrant that the foregoing recitals are true and correct, and said recitals are hereby ratified, confirmed, and incorporated into the body of this Third Amendment.
2.    Defined Terms. Any capitalized terms utilized in this Third Amendment and which are not separately defined herein shall have the meaning ascribed thereto in the Agreement.
3.    Phased Closings. Section 7(a) of the Original Agreement is hereby modified and amended to delete the first sentence thereof and replace it with the following language: “The closing (“Closing”) of the sale of the Property by Seller to Purchaser shall occur in three phases (i.e., Phase I, Phase II and Phase III) as set forth in Section 2 of the Agreement as modified by this Amendment, and (i) the Closing of Phase I (“Phase I Closing”) shall occur on or before September 15, 2020 (the “Phase I Closing Date”), (ii) the Closing of Phase II (“Phase II Closing”) shall occur on or before September 15, 2020 (the “Phase II Closing Date”), and (iii) the Closing of Phase III (“Phase III Closing”) shall occur on or before December 21, 2020 (the “Phase III Closing Date”).” As used in the Agreement and this Third Amendment: (a) the term “Closing” shall mean and refer to the Phase I Closing, the Phase II Closing and/or the Phase III Closing as applicable and as the context may require; (b) the term “Closing Date” shall mean and refer to the Phase I Closing Date, the Phase II Closing Date and/or the Phase III Closing Date as applicable and as the context may require; and (c) the term “Phase” shall mean and refer to Phase I, Phase II and/or Phase III as applicable and as the context may require.

4.    Allocation of Purchase Price. Section 2 of the Original Agreement is hereby modified and amended to delete subparagraphs 2(a), (b), and (c) and replace such subparagraphs in their entirety with the following subparagraphs (a) through (h) so that the Purchase Price shall be payable as follows:
(a)    Purchaser has paid an earnest money deposit under the Original Agreement to Escrow Agent in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Initial Deposit”);
(b)    In the event Purchaser fails to terminate this Agreement prior to the expiration of the Phase I and II Inspection Period (as hereinafter defined), Purchaser shall pay to Escrow Agent an additional deposit in the amount of One Million Dollars ($1,000,000.00) within five (5) days after the expiration of the Phase I and II Inspection Period (the “First Additional Deposit”);
(c)    In the event the Phase I Closing and the Phase II Closing are consummated, Purchaser shall pay to Escrow Agent an additional deposit in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) on the Phase I Closing Date (the “Second Additional Deposit”, and collectively with the Initial Deposit and the First Additional Deposit, the “Deposit”);
(d)    The Purchase Price shall be allocated between the Phases as set forth in subparagraphs (d)-(f) of this Section 4. The Purchase Price for Phase I shall be Twenty-nine Million and 00/100 Dollars ($29,000,000.00) (the “Phase I Purchase Price”) and shall be due and payable in full on the Phase I Closing Date (as hereinafter defined);
(e)    The Purchase Price for Phase II shall be Nineteen Million Six Hundred Sixty-Eight Thousand One Hundred Four and 00/100 Dollars ($19,668,104.00) (the “Phase II Purchase Price”) and shall be due and payable in full on the Phase II Closing Date (as hereinafter defined);
(f)    The Purchase Price for Phase III shall be Thirty-Seven Million Eighty-One Thousand Eight Hundred Ninety-Six and 00/100 Dollars ($37,081,896.00) (the “Phase III Purchase Price”) and shall be due and payable in full on the Phase III Closing Date;
(g)    The Deposit shall be held by Escrow Agent and shall be applied as follows: (i) the Five Hundred Thousand Dollar ($500,000.00) Initial Deposit and the One Million Dollar ($1,000,000.00) First Additional Deposit shall be applied to the amounts due from Purchaser at the Phase I Closing and the Phase II Closing (and the Initial Deposit and the First Additional Deposit shall be allocated between such Closings as desired by Purchaser); and (ii) the One Million Five Hundred Thousand Dollars ($1,500,000.00) Second Additional Deposit shall be applied to the amounts due from Purchaser at the Phase III Closing; and
(h)    The Phase I Purchase Price, the Phase II Purchase Price and the Phase III Purchase Price due on the Phase I Closing Date, the Phase II Closing Date and the Phase III Closing Date, respectively, shall each be adjusted plus or minus for any amount resulting from prorations and adjustments required by the Agreement, as modified and amended by this Amendment, and shall be paid by wire transfer to the Closing Agent’s (as hereinafter defined) trust account on the applicable Closing Date. All funds payable hereunder shall be tendered in lawful money of the United States of America.

5.    Inspection Period.
(a)    The Seller and Purchaser agree to bifurcate and extend the Inspection Period, as referenced in Section 3(a) of the Agreement, as follows: (i) the Inspection Period for the Land included within Phase I and Phase II shall be extended until August 31, 2020 (the “Phase I and II Inspection Period”); and (ii) the Inspection Period for the Land included within Phase III shall be extended until November 15, 2020 (the “Phase III Inspection Period”). As used in the Agreement and this Third Amendment, the term “Inspection Period” shall mean and refer to the Phase I and II Inspection Period and/or the Phase III Inspection Period, as applicable and as the context may require.
(b)    The second sentence of Section 3(a) of the Original Agreement is hereby modified and amended to substitute the words “within the Phase I and II Inspection Period” for the words “within the Inspection Period” which are hereby deleted from such sentence. Section 3(a) of the Original Agreement is hereby amended to add the following sentence to the end of Section 3(a), “The Second Additional Deposit shall be nonrefundable after the Second Additional Deposit has been paid by Purchaser in accordance with the terms of this Agreement, except as specifically set forth in Section 17 of the Third Amendment.”
(c)    Notwithstanding anything in the Agreement or this Third Amendment to the contrary: (i) if Purchaser terminates the Agreement pursuant to Section 3(a) thereof on or prior to the Phase I and II Inspection Period, then Escrow Agent shall return the Initial Deposit to Purchaser; (ii) once Purchaser pays the First Additional Deposit to Escrow Agent, the Initial Deposit and the First Additional Deposit are non-refundable to Purchaser except as otherwise set forth in the Agreement (as amended hereby); (iii) if Purchaser does not deliver the Second Additional Deposit to Escrow Agent as required hereunder, then such failure shall not constitute a default by Purchaser under the Agreement (as amended hereby) and shall not prohibit or affect the consummation of the Phase I Closing and the Phase II Closing in accordance with the Agreement (as amended hereby) and the Agreement shall terminate as to Phase III effective as of the consummation of the Phase I Closing and the Phase II Closing; and (iv) if the Second Additional Deposit is delivered to Escrow Agent as required hereunder, then the Second Additional Deposit shall be nonrefundable except for the exclusions to non-refundability set forth in Section 17 of this Third Amendment.
(d)    Section 3 of the Original Agreement is hereby modified and amended to add the following new subsection (e):
“(e) Purchaser hereby agrees that it will initiate its Property Inspection of Phase I and Phase II promptly, but no later than July 28, 2020, and shall prosecute such Property Inspection and any other due diligence as expeditiously as necessary to complete the Property Inspection for Phase I and Phase II prior to the expiration of the Phase I and II Inspection Period; provided, however, that the foregoing shall not prohibit Purchaser from continuing to perform its Property Inspection and other due diligence activities for Phase I and Phase II after the Phase I and II Inspection Period subject to the Agreement, as amended.”

6.    Deadline for Agreement on Form of Lease. Notwithstanding anything to the contrary set forth in the Agreement, Seller and Purchaser hereby agree that the Agreement is hereby modified and amended such that the deadlines for Purchaser and Seller to agree upon the final form of (i) the Lease between Purchaser, as landlord, and Tupperware Brands Corporation, a Delaware corporation (“TBC”) as tenant, with respect to the sale/leaseback of the Tupperware HQ Complex as the Lease is more particularly defined and described in the Agreement (the “Lease”); and (ii) the Memorandum of Lease between Purchaser, as landlord, and TBC, as tenant in recordable form with respect to the Lease, is hereby extended until August 20, 2020. Section 7(j) of the Original Agreement is hereby modified and amended to delete subsections (v) and (vi) thereof. The Lease shall be only for the Tupperware HQ Complex and shall not include the Additional Land. If TBC has not vacated the Additional Land prior to the Phase III Closing Date, then the purchaser of Phase III shall enter into an irrevocable license coupled with an interest with TBC for the Additional Land (the ”License”) at the Phase III Closing pursuant to which TBC shall have an irrevocable license coupled with an interest to use the Additional Land for the purposes of operating its information technology building located thereon and moving the information technology operations in such building to the Tupperware HQ Complex. The form of the License shall be approved by the parties prior to the expiration of the Phase I and II Inspection Period, but such License shall (A) provide that TBC will not be required to pay any rental or license fee during the term thereof and (B) have a term that commences on the Phase III Closing Date and terminates upon the earlier of (i) TBC vacating the Additional Land or (ii) June 21, 2021, at which time TBC shall relinquish possession of the Additional Land to the purchaser of Phase III. Further, in the event that Purchaser obtains mortgage financing for the Phase I Closing and the prospective mortgagee requires an estoppel certificate and/or subordination, non-disturbance and attornment agreement from TBC in connection with such financing, then Seller agrees to cause TBC to provide the same prior to the Phase I Closing Date in the forms required by the Lease.
7.    Deadline for Agreement on Forms of Other Closing Documents. Notwithstanding anything to the contrary set forth in the Agreement, Seller and Purchaser hereby agree that the Agreement is hereby modified and amended such that the deadlines for Purchaser and Seller to agree upon the final form of the documents identified in Subsections 7(f), (g), (h), (i), (k), (l), (m), (n), (o) and (p) of the Agreement have been extended until August 31, 2020.
8.    Survey and Title. Seller and Purchaser hereby agree that Section 14 of the Agreement is hereby modified and amended to extend the deadline for Seller to deliver Purchaser the Survey for Phase I and Phase II until August 31, 2020. Seller agrees to cause there to be a separate Survey and Commitment for each Phase. As used in the Agreement, as amended by this Third Amendment: (i) the term “Survey” shall mean and refer to the Survey for Phase I, the Survey for Phase II and/or the Survey for Phase III as applicable and as the context may require; (ii) the term “Commitment” shall mean and refer to the Commitment for Phase I, the Commitment for Phase II and/or the Commitment for Phase III as applicable and as the context may require; and (iii) the term “Owner’s Title Policy” shall mean and refer to the Owner’s Title Policy for Phase I, the Owner’s Title Policy for Phase II and/or the Owner’s Title Policy for Phase III as applicable and as the context may require. The Title Objection Notice with respect to the Commitment for Phase I and Phase II shall be due no later than August 31, 2020, and a separate Title Objection Letter relating solely to matters of survey for the survey of Phase I and Phase II shall be due on the later of (i) August 31, 2020, or

(ii) ten (10) days after Purchaser’s receipt of such Survey. The Title Objection Notice with respect to the Commitment for Phase III and the Survey for Phase III shall be due no later than November 15, 2020 (provided that such Commitment and Survey are delivered to Purchaser by November 1, 2020, and, in the event they are not delivered by such date, then such Title Objection Notice shall be due no later than ten (10) days after receipt of the same).
9.    Closing Documents. Section 7(b) of the Original Agreement is hereby modified and amended to delete the first line thereof and replace it with the following language:
“At each of the Phase I Closing, the Phase II Closing and the Phase III Closing, as applicable, the following documents and deliveries shall be executed and/or paid or provided, as applicable, with respect to Phase I, Phase II and Phase III, as and to the extent applicable; provided, however, that (i) the Lease will only be executed and delivered at the Phase I Closing; (ii) the Assignment of Declarant’s Rights and the Assignment of Developer’s Rights will only be executed and delivered at the Phase III Closing; and (iii) the Termination of DPA and DPA Memorandum will be executed, delivered and recorded at the Phase II Closing.”
10.    Association: The actions, prorations and filings with respect to the Association described in Sections 7(q) and 9(c) of the Agreement shall be done in connection with the Phase III Closing (and not the Phase I Closing or the Phase II Closing).
11.    DPA. It is the intent of the parties that (i) the Agreement, as amended by this Third Amendment and as may be hereafter amended, shall supersede the DPA, once it is terminated at the Phase II Closing, and (ii) any land use rights of Purchaser arising from the DPA and the LOI shall be absorbed into the Agreement (as amended) and shall remain with Purchaser and survive the Phase II Closing despite the DPA being terminated.
12.    Arsenic. Section 19(e)(i) of the Original Agreement is amended to add the following to the end thereof: “Seller agrees, at Seller’s expense, to remove all of the remaining arsenic from the soil in the Property by scraping all of the soil containing arsenic from the Property in accordance with applicable law and transporting the contaminated soil to a site located outside of the Property (the “Arsenic Remediation”). In the event that the Arsenic Remediation is not completed prior to the applicable Closing, then the obligation to complete the Arsenic Remediation shall survive each such Closing.”
13.    Assignment. Section 24 of the Original Agreement is amended to provide that Purchaser shall have the right to partially assign the Agreement (as amended hereby) for each Phase so that separate purchasers may purchase each Phase. The foregoing is not intended to, and shall not, obviate the need to obtain Seller’s prior consent to any such assignment to the extent required under the Agreement.
14.    Representations and Warranties. The second (2nd) sentence of Section 28 of the Original Agreement is amended to provide that each representation and warranty given in Section 28 shall be deemed made as of each Closing Date with respect to the applicable Phase that is the subject of such Closing and shall survive such Closing Date for eighteen (18) months (i.e., the representations and warranties made as of the Phase I Closing Date shall be deemed made with respect to the

Property that is the subject of the Phase I Closing and shall survive the Phase I Closing Date for eighteen (18) months, etc...).
15.    Indemnity. The following is added to the end of the first (1st) sentence of Section 28(c) of the Original Agreement before the parenthetical at the end thereof: “, or (iii) the failure of Seller to complete the Arsenic Remediation in accordance with this Agreement”. The penultimate sentence of Section 28(c) of the Original Agreement is deleted and replaced with the following: “The indemnification obligations under this paragraph with respect to any breach of any representation or warranty made by an entity in this Agreement shall survive the applicable Closing for eighteen (18) months (provided that any claim made with any reasonable specificity by the party seeking to be indemnified within such time period shall survive until such claim is finally and duly resolved), and the indemnification obligations under this paragraph with respect to the Oil Spill Remediation and the Arsenic Remediation shall survive the applicable Closing without a limitation on duration. Tupperware Brands Corporation has executed the Joinder attached hereto for the purpose of agreeing to the modifications to Section 28(c) of the Original Agreement set forth in this Third Amendment.
16.    Modification. Except as modified by this Third Amendment, the terms and conditions of the Agreement are hereby ratified, confirmed and shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Third Amendment and the terms of the Agreement, the terms of this Third Amendment shall govern. Seller and Purchaser hereby agree that the Agreement, as amended by this Third Amendment, shall constitute a valid and binding contract between Seller and Purchaser.
17.    Earnest Money Deposit Non-Refundable. Seller and Purchaser hereby agree that after payment by Purchaser of the Second Additional Deposit on the Phase I Closing Date and the Phase II Closing Date, the Second Additional Deposit (in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) shall be nonrefundable except upon the occurrence of any of the following events: (i) if (a) environmental conditions currently existing on the Property cannot be remedied economically (as determined by Purchaser) in order to permit residential or commercial development of the Property that satisfies Purchaser’s intended development goals for the Property and projected financial returns therefrom; or (b) the remediation of the Oil Spills or the Arsenic Remediation being conducted by Seller will not feasibly (as determined by Purchaser) permit the Additional Land to be developed for residential or commercial uses that satisfy Purchaser’s intended development goals for the Property and projected financial returns therefrom; (ii) the geotechnical conditions of the soil on the Property are such that the current conditions would prohibit or materially affect (as determined by Purchaser) the use of the Property for constructing permitted uses that satisfy Purchaser’s intended development goals for the Property and projected financial returns therefrom as determined by Purchaser; (iii) if there is a moratorium on the development of the Orange County Land imposed by Orange County that is not a moratorium imposed or effectively imposed by the Orange County School Board related to the lack of school capacity and an inability to obtain school concurrency; (iv) any event or circumstance in the Agreement (as amended hereby) that requires the payment of the Deposit to Purchaser (excluding Section 3(a) of the Agreement, as amended hereby); (v) the permitted uses, entitlements, zoning restrictions and/or land use agreements applicable to or binding on the Property are not acceptable to Purchaser; (vi) the costs to perform site work on, and/or obtain development or building permits for, the Property will be at an amount that makes it economically infeasible (as determined by Purchaser) to develop the Property for those uses that that satisfy Purchaser’s intended development goals for the Property and projected financial returns therefrom; (vii) Purchaser has determined that the liabilities and/or obligations associated with assuming control of the Association are not acceptable to Purchaser; (viii) Purchaser has determined that certain parcels of property outside of the Property that are owned by Deerfield should instead be owned by the Association; or (ix) Purchaser has determined that the obligations to be binding on Purchaser after Closing with respect to Healthy Way are not acceptable to Purchaser.
18.    Counterparts; Facsimile. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. A facsimile copy of this Third Amendment and any signatures hereon shall be considered for all purposes as originals.
19.    Contract Exhibits. Purchaser and Seller hereby agree that Exhibit “A” attached hereto and made a part hereof is hereby substituted for the legal description of the Osceola County Land attached to the Original Agreement as Exhibit “A”. Additionally, Exhibit “B” attached hereto and made a part hereof is hereby added to the Agreement as the legal description of the Orange County Land.
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IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date and year first set forth above.

SELLER:
DART INDUSTRIES, INC., a Delaware
corporation
By: /s/ Karen Sheehan
Print Name: Karen Sheehan
Title: Vice President and Secretary
TUPPERWARE U.S., INC., a Delaware
corporation
By: /s/ Karen Sheehan
Print Name: Karen Sheehan
Title: Vice President and Secretary
DEERFIELD LAND CORPORATION, a Delaware corporation
By: /s/ Thomas M. Roehlk
Print Name: Thomas M. Roehlk
Title: Vice President and Secretary

PURCHASER: O’CONNOR MANAGEMENT LLC, a Delaware limited liability company By: /s/ John O’Connor Print Name: John O’Connor Title: Senior Vice President

JOINDER
The undersigned (the “Guarantor”) executed a Joinder to the Agreement (the “Agreement Joinder”) for the purpose of guaranteeing Seller’s indemnification obligations pursuant to the provisions of Section 28(c) of the Original Agreement (collectively, the “Indemnity Obligations”). All initially capitalized terms not otherwise defined in this Joinder shall have the meanings ascribed to them in the Third Amendment to Contract for Sale and Purchase of Real Property to which this Joinder is attached (the “Third Amendment”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby: (i) agrees and consents to the modifications to Section 28(c) of the Original Agreement set forth in the Third Amendment; and (ii) agrees that the Indemnity Obligations it guaranteed pursuant to the Agreement Joinder applies to the Indemnity Obligations as modified by the Third Amendment.
GUARANTOR:
TUPPERWARE BRANDS CORPORATION, a
Delaware corporation

By: /s/ Karen M. Sheehan
Print Name: Karen M. Sheehan
Title: Executive Vice President, Chief Legal Officer & Secretary
EXHIBIT “A”
OSCEOLA COUNTY LAND
EXHIBIT “B”
ORANGE COUNTY LAND